Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Telephone: 203 622 3131
203 622 6080

United Rentals Announces Second Quarter 2012 Results

Provides Full Year Pro-Forma Outlook Following Acquisition of RSC

GREENWICH, Conn. — July 17, 2012 — United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 20121. Total revenue was $993 million and rental revenue was $845 million, compared with $629 million and $524 million, respectively, for the same period last year.

On a GAAP basis, the company reported a second quarter 2012 loss from continuing operations of $52 million, or $0.63 per diluted share, compared with income of $28 million, or $0.38 per diluted share, for the same period in 2011. The company’s GAAP results for the second quarter 2012 reflect significant merger and restructuring-related costs associated with its recent acquisition of RSC. Adjusted EPS2 for the second quarter 2012 was $0.66 per diluted share, compared with $0.40 per diluted share the prior year. The company’s effective tax rate for the second quarter 2012 was 18.8%.

Second Quarter 2012 Highlights3

•	Adjusted EBITDA[4] was $418 million and adjusted EBITDA margin was 42.1% for the second quarter 2012, an increase of $197 million and 700 basis points over last year.

•	Rental revenue increased 61.3%, reflecting year-over-year increases of 63.7% in the volume of equipment on rent and 7.4% in rental rates.[5]

•	Time utilization was 67.1%, a decrease of 20 basis points from the same period last year.

•

The size of the company’s fleet increased by $3.26 billion since year-end 2011, measured on an original equipment cost (OEC) basis, and was 64.2% larger, on average, in the second quarter 2012 compared to the same period last year.

•	The company generated $81 million of proceeds from used equipment sales at a gross margin of 30.9%, compared with $41 million of proceeds at a gross margin of 31.7% for the same period last year.

[1]	On April 30, 2012, the company completed the acquisition of RSC Holdings, Inc. (“RSC”). The company’s results for the second quarter and first six months 2012 include the results of RSC’s operations since that date.
[2]	Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) pre-close RSC merger related interest expense; (v) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (vi) impact on rental depreciation related to acquired RSC fleet; (vii) impact on used equipment cost of sales related to the fair value mark-up of acquired RSC fleet; (viii) RSC merger related intangible asset amortization; (ix) the gain on sale of our software subsidiary and (x) the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. See table below for amounts.
[3]	Rental rate, time utilization and OEC calculations are based on the American Rental Association metrics criteria; comparisons to 2011 are based on a recast of these metrics on the same basis. Rental rates are only available on a pro-forma basis (that is, including the results of operations of RSC for both periods).
[4]	Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) stock compensation expense, net; (iv) the impact on used equipment cost of sales related to the fair value mark-up of acquired RSC fleet; and (v) the gain on sale of our software subsidiary. See tables below for amounts.
[5]

The favorable impact of the second quarter 2012 volume and rental rate increases were partially offset by the impact of rental mix. Consistent with the company’s strategic focus on larger accounts, there has been a mix shift towards monthly rentals in the current period.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “Our strong results in the second quarter were driven by several positive factors that should continue to benefit our performance. Our end markets are more robust than a year ago, and we see a growing customer appreciation for the economic value of renting equipment. In addition, we capitalized on our enhanced market position following the acquisition of RSC, particularly in the industrial sector. The integration is very much on track: we have already brought the RSC operations onto our technology platform, aligned our sales force territories, and completed 61 of 185 branch consolidations. Our cost synergies are tracking ahead of target.”

Kneeland continued, “The macro environment is still difficult to forecast, and we’re keeping a close watch on our end market indicators. Nevertheless, we like what we’re hearing from our customers. The higher rates and volume we achieved in the second quarter reflect continued demand for our equipment. Our customers remain confident in their outlook, and we feel comfortable with our financial targets for 2012. Our model provides us with flexibility to address changes in economic circumstances.”

2012 Pro-Forma Outlook

The company has provided the following pro-forma outlook for the full year 2012:6

•	An increase in rental rates of approximately 6.5% year-over-year;

•	Time utilization of 68.0%, unchanged compared to the prior year;

•	Net rental capital expenditures of between $1.075 billion and $1.125 billion, after gross purchases of between $1.5 billion and $1.6 billion; and

•	Full year free cash usage (excluding the impact of merger related costs) in the range of $90 million to $140 million.[7]

RSC Integration Update

The company completed its acquisition of RSC on April 30, 2012. Since the close of the RSC transaction, the company has:

•	Consolidated 61 branches and begun the process of closing another 124 branches in markets targeted for synergies;

•	Integrated RSC locations into a common information technology platform;

•	Implemented CORE price optimization software in all legacy RSC branches;

•	Completed sales force integration of National and Strategic accounts;

•

Realized $17 million of cost synergies in the second quarter toward a fully-developed goal of more than $230 million on a run rate basis. The company is also raising its 2012 realized cost synergy target from $70 million to $80 million; and

•	Targeting revenue synergies of $50 million on a fully developed basis.

Six Months 2012 Results

For the first six months 2012, the company reported total revenue of $1,649 million and rental revenue of $1,368 million, compared with $1,152 million and $958 million, respectively, for the same period last year.

[6]	The company’s pro-forma outlook assumes the results of operations of RSC were combined for full year 2011 and 2012.
[7]	The company’s free cash usage forecast for 2012 includes the negative impact of converting RSC’s accounts payable terms to the company’s; the forecasted impact is approximately $200 million.

Adjusted EBITDA was $649 million and adjusted EBITDA margin was 39.4% for the first six months 2012, an increase of $283 million and 7.6 percentage points over last year. On a GAAP basis, the company reported a loss from continuing operations of $39 million, or $0.53 per diluted share, for the first six months 2012, compared with income from continuing operations of $8 million, or $0.10 per diluted share, for the same period last year. Adjusted EPS was $1.12 per diluted share, compared with $0.14 per diluted share last year.

Free Cash Flow and Fleet Size

For the first half 2012, free cash usage (negative flow) was $388 million, after total rental and non-rental capital expenditures of $898 million. By comparison, free cash usage for the first half 2011 was $48 million, after total rental and non-rental capital expenditures of $425 million.

The size of the rental fleet was $7.31 billion of original equipment cost at June 30, 2012, compared with $4.05 billion at December 31, 2011. The age of the rental fleet was 46.1 months on an OEC-weighted basis at June 30, 2012, compared with 50.3 months at December 31, 2011.

Return on Invested Capital (ROIC)

Return on invested capital was 7.1% for the 12 months ended June 30, 2012, an increase of 2.4 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash and excludes the impact of merger and restructuring related costs. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, July 18, 2012, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling 800-901-5241 (passcode 89623194).

Non-GAAP Measures

Free cash (usage) flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash (usage) flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net (loss) income from continuing operations, loss from discontinued operations, net of taxes, (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact on used equipment cost of sales related to the fair value mark-up of acquired RSC fleet and the gain on sale of our software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on rental depreciation related to acquired RSC fleet, the impact on used equipment cost of sales related to the fair value mark-up of acquired RSC fleet, RSC merger related intangible asset amortization, the gain on sale of our software subsidiary and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash (usage) flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income (loss), cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 969 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,400 classes of equipment with a total original cost of $7.31 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may further reduce demand for equipment and prices that we can charge; (2) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) restrictive covenants in our debt agreements, which could limit our financial and operational flexibility; (5) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (6) inability to access the capital that our business may require; (7) inability to collect on contracts with customers; (8) incurrence of impairment charges; (9) the potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (10) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (11) incurrence of additional costs and expenses in connection with litigation, regulatory or investigatory matters; (12) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (13) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (14) challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (15) management turnover and inability to attract and retain key personnel; (16) our rates and time utilization being less than anticipated; (17) our costs being more than anticipated, the inability to realize expected savings and the inability to obtain key equipment and supplies; (18) disruptions in our information technology systems; (19) competition from existing and new competitors; (20) labor difficulties and labor-based legislation affecting labor relations and operations generally; and (21) the costs of complying with environmental and safety regulations. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Equipment rentals	$845	$524	$1,368	$958
Sales of rental equipment	81	41	157	73
Sales of new equipment	22	21	40	36
Contractor supplies sales	23	22	41	43
Service and other revenues	22	21	43	42

Total revenues	993	629	1,649	1,152

Cost of revenues:
Cost of equipment rentals, excluding depreciation	350	246	596	479
Depreciation of rental equipment	172	103	287	202
Cost of rental equipment sales	56	28	103	46
Cost of new equipment sales	17	17	32	29
Cost of contractor supplies sales	16	16	28	30
Cost of service and other revenues	8	8	16	17

Total cost of revenues	619	418	1,062	803

Gross profit	374	211	587	349
Selling, general and administrative expenses	146	100	248	195
RSC merger related costs	80	—	90	—
Restructuring charge	53	2	53	3
Non-rental depreciation and amortization	49	14	63	26

Operating income	46	95	133	125
Interest expense, net	121	57	189	113
Interest expense—subordinated convertible debentures	1	2	2	4
Other income, net	(12)	(3)	(13)	(4)

(Loss) income from continuing operations before provision (benefit) for income taxes	(64)	39	(45)	12
(Benefit) provision for income taxes	(12)	11	(6)	4

(Loss) income from continuing operations	$(52)	$28	$(39)	$8
Loss from discontinued operation, net of taxes	$—	$(1)	$—	$(1)

Net (loss) income	$(52)	$27	$(39)	$7

Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.63)	$0.38	$(0.53)	$0.10
Loss from discontinued operation	$—	$(0.01)	$—	$(0.01)

Net (loss) income	$(0.63)	$0.37	$(0.53)	$0.09

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2012 (unaudited)	December 31, 2011
ASSETS
Cash and cash equivalents	$41	$36
Accounts receivable, net	704	464
Inventory	102	44
Prepaid expenses and other assets	106	75
Deferred taxes	66	104

Total current assets	1,019	723
Rental equipment, net	5,095	2,617
Property and equipment, net	419	366
Goodwill and other intangible assets, net	4,281	372
Other long-term assets	128	65

Total assets	$10,942	$4,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$421	$395
Accounts payable	605	206
Accrued expenses and other liabilities	395	263

Total current liabilities	1,421	864
Long-term debt	6,868	2,592
Subordinated convertible debentures	55	55
Deferred taxes	1,106	470
Other long-term liabilities	62	59

Total liabilities	9,512	4,040

Temporary equity	35	39
Common stock	1	1
Additional paid-in capital	1,959	487
Accumulated deficit	(538)	(499)
Treasury stock	(100)	—
Accumulated other comprehensive income	73	75

Total stockholders’ equity	1,395	64

Total liabilities and stockholders’ equity	$10,942	$4,143

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
Cash Flows From Operating Activities:
Net (loss) income	$(52)	$27	$(39)	$7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	221	117	350	228
Amortization of deferred financing costs and original issue discounts	7	6	12	11
Gain on sales of rental equipment	(25)	(13)	(54)	(27)
Gain on sales of non-rental equipment	(1)	(1)	(2)	(1)
Gain on sale of software subsidiary	(10)	—	(10)	—
Stock compensation expense, net	9	4	13	6
RSC merger related costs	80	—	90	—
Restructuring charge	53	2	53	3
Loss on retirement of subordinated convertible debentures	—	—	—	1
Decrease in restricted cash- RSC merger related debt interest	25	—	—	—
(Decrease) increase in deferred taxes	(15)	5	(14)	(4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(47)	(51)	3	(15)
Decrease (increase) in inventory	2	(6)	(39)	(30)
Increase in prepaid expenses and other assets	(27)	(9)	(16)	(15)
(Decrease) increase in accounts payable	(76)	57	96	147
(Decrease) increase in accrued expenses and other liabilities	(56)	4	(101)	(15)

Net cash provided by operating activities	88	142	342	296
Cash Flows From Investing Activities:
Purchases of rental equipment	(446)	(297)	(836)	(412)
Purchases of non-rental equipment	(26)	(8)	(62)	(13)
Proceeds from sales of rental equipment	81	41	157	73
Proceeds from sales of non-rental equipment	5	4	12	8
Purchases of other companies	(1,118)	(143)	(1,175)	(143)
Proceeds from sale of software subsidiary	10	—	10	—

Net cash used in investing activities	(1,494)	(403)	(1,894)	(487)
Cash Flows From Financing Activities:
Proceeds from debt	842	536	4,193	1,107
Payments of debt, including subordinated convertible debentures	(2,079)	(441)	(2,464)	(1,082)
Decrease in restricted cash- RSC merger related debt	2,825	—	—	—
Proceeds from the exercise of common stock options	6	26	11	30
Common stock repurchased	(107)	—	(115)	(7)
Payments of financing costs	(64)	—	(67)	—
Cash paid in connection with the 4 percent Convertible Senior Notes and related hedge, net	—	(9)	—	(9)
Excess tax benefits from share-based payment arrangements, net	(1)	—	(1)	—

Net cash provided by financing activities	1,422	112	1,557	39
Effect of foreign exchange rates	(1)	2	—	7

Net increase (decrease) in cash and cash equivalents	15	(147)	5	(145)
Cash and cash equivalents at beginning of period	26	205	36	203

Cash and cash equivalents at end of period	$41	$58	$41	$58

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$12	$5	$24	$16
Cash paid for interest, including subordinated convertible debentures	94	64	134	98

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012	2011	Change		2012	2011	Change
General rentals
Reportable segment equipment rentals revenue	$781	$479	63.0%		$1,256	$879	42.9%
Reportable segment equipment rentals gross profit	293	156	87.8%		437	244	79.1%
Reportable segment equipment rentals gross margin	37.5%	32.6%	4.9	pp	34.8%	27.8%	7.0	pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$64	$45	42.2%		$112	$79	41.8%
Reportable segment equipment rentals gross profit	30	19	57.9%		48	33	45.5%
Reportable segment equipment rentals gross margin	46.9%	42.2%	4.7	pp	42.9%	41.8%	1.1	pp
Total United Rentals
Total equipment rentals revenue	$845	$524	61.3%		$1,368	$958	42.8%
Total equipment rentals gross profit	323	175	84.6%		485	277	75.1%
Total equipment rentals gross margin	38.2%	33.4%	4.8	pp	35.5%	28.9%	6.6	pp

UNITED RENTALS, INC.

DILUTED (LOSS) EARNINGS PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Numerator:
(Loss) income from continuing operations	$(52)	$28	$(39)	$8
Convertible debt interest—1 7/8 percent notes	—	—	—	—

(Loss) income from continuing operations available to common stockholders	$(52)	$28	$(39)	$8
Loss from discontinued operation	—	(1)	—	(1)

Net (loss) income available to common stockholders	$(52)	$27	$(39)	$7
Denominator:
Denominator for basic (loss) earnings per share—weighted-average common shares	83.2	62.5	73.2	61.7
Effect of dilutive securities:
Employee stock options and warrants	—	0.9	—	1.5
Convertible subordinated notes—1 7/8 percent	—	1.0	—	—
Convertible subordinated notes—4 percent	—	9.1	—	9.4
Restricted stock units	—	0.6	—	0.7

Denominator for diluted (loss) earnings per share—adjusted weighted-average common shares	83.2	74.1	73.2	73.3
Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.63)	$0.38	$(0.53)	$0.10
Loss from discontinued operation	—	(0.01)	—	(0.01)

Net (loss) income	$(0.63)	$0.37	$(0.53)	$0.09

UNITED RENTALS, INC.

ADJUSTED EARNINGS (LOSS) PER SHARE GAAP RECONCILIATION

We define “Earnings per share from continuing operations – adjusted” as the sum of (loss) earnings per share from continuing operations – GAAP, as reported plus the impact of the following special items: RSC merger related costs, RSC merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet, impact on used equipment cost of sales related to the fair value mark-up of acquired RSC fleet, pre-close RSC merger related interest expense, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge, loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and gain on sale of software subsidiary. Management believes adjusted earnings per share from continuing operations provides useful information concerning future profitability. However, adjusted earnings per share from continuing operations is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share from continuing operations should not be considered an alternative to GAAP (loss) earnings per share from continuing operations. The table below provides a reconciliation between (loss) earnings per share from continuing operations – GAAP, as reported, and earnings per share from continuing operations – adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
(Loss) earnings per share from continuing operations, GAAP, as reported	$(0.63)	$0.38	$(0.53)	$0.10
After-tax impact of:
RSC merger related costs (1)	0.60	—	0.76	—
RSC merger related intangible asset amortization (2)	0.21	—	0.24	—
Impact on rental depreciation related to acquired RSC fleet (3)	(0.02)	—	(0.02)	—
Impact on used equipment cost of sales related to fair value mark-up of acquired RSC fleet (4)	0.05	—	0.05	—
Pre-close RSC merger related interest expense (5)	0.12	—	0.25	—
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (6)	(0.01)	—	(0.01)	—
Restructuring charge (7)	0.39	0.01	0.44	0.02
Asset impairment charge (8)	0.02	0.01	0.02	0.01
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	—	—	—	0.01
Gain on sale of software subsidiary (9)	(0.07)	—	(0.08)	—

Earnings per share from continuing operations- adjusted	$0.66	$0.40	$1.12	$0.14

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.
(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition. The costs relate to equipment acquired in the RSC acquisition and sold in the periods indicated.
(5)	In March 2012, we issued $2,825 of debt in connection with the RSC merger. The pre-close RSC merger related interest expense reflects the interest expense recorded on this debt prior to the acquisition date.
(6)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.
(7)	Primarily reflects severance costs and branch closure charges associated with the RSC merger.
(8)	Primarily reflects write-offs of leasehold improvements and other fixed assets.
(9)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net (loss) income, loss from discontinued operation, net of taxes, (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact on used equipment cost of sales related to the fair value mark-up of acquired RSC fleet and the gain on sale of software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net (loss) income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net (loss) income	$(52)	$27	$(39)	$7
Loss from discontinued operation, net of taxes	—	1	—	1
(Benefit) provision for income taxes	(12)	11	(6)	4
Interest expense, net	121	57	189	113
Interest expense – subordinated convertible debentures	1	2	2	4
Depreciation of rental equipment	172	103	287	202
Non-rental depreciation and amortization	49	14	63	26

EBITDA (A)	$279	$215	$496	$357
RSC merger related costs (1)	80	—	90	—
Restructuring charge (2)	53	2	53	3
Stock compensation expense, net (3)	9	4	13	6
Impact on used equipment cost of sales related to fair value mark-up of acquired RSC fleet (4)	7	—	7	—
Gain on sale of software subsidiary (5)	(10)	—	(10)	—

Adjusted EBITDA (B)	$418	$221	$649	$366

A)	Our EBITDA margin was 28.1% and 34.2% for the three months ended June 30, 2012 and 2011, respectively, and 30.1% and 31.0% for the six months ended June 30, 2012 and 2011, respectively.
B)	Our adjusted EBITDA margin was 42.1% and 35.1% for the three months ended June 30, 2012 and 2011, respectively, and 39.4% and 31.8% for the six months ended June 30, 2012 and 2011, respectively.
(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC merger.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition. The costs relate to equipment acquired in the RSC acquisition and sold in the periods indicated.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED

EBITDA

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$88	$142	$342	$296
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Loss from discontinued operation, net of taxes	—	1	—	1
Amortization of deferred financing costs and original issue discounts	(7)	(6)	(12)	(11)
Gain on sales of rental equipment	25	13	54	27
Gain on sales of non-rental equipment	1	1	2	1
Gain on sale of software subsidiary (5)	10	—	10	—
RSC merger related costs (1)	(80)	—	(90)	—
Restructuring charge (2)	(53)	(2)	(53)	(3)
Stock compensation expense, net (3)	(9)	(4)	(13)	(6)
Loss on retirement of subordinated convertible debentures	—	—	—	(1)
Decrease in restricted cash- RSC merger related debt interest	(25)	—	—	—
Changes in assets and liabilities	223	1	98	(61)
Cash paid for interest, including subordinated convertible debentures	94	64	134	98
Cash paid for income taxes, net	12	5	24	16

EBITDA	$279	$215	$496	$357
Add back:
RSC merger related costs (1)	80	—	90	—
Restructuring charge (2)	53	2	53	3
Stock compensation expense, net (3)	9	4	13	6
Impact on used equipment cost of sales related to fair value mark-up of acquired RSC fleet (4)	7	—	7	—
Gain on sale of software subsidiary (5)	(10)	—	(10)	—

Adjusted EBITDA	$418	$221	$649	$366

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC merger.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition. The costs relate to equipment acquired in the RSC acquisition and sold in the periods indicated.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash (usage) flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash (usage) flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash (usage) flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$88	$142	$342	$296
Purchases of rental equipment	(446)	(297)	(836)	(412)
Purchases of non-rental equipment	(26)	(8)	(62)	(13)
Proceeds from sales of rental equipment	81	41	157	73
Proceeds from sales of non-rental equipment	5	4	12	8
Excess tax benefits from share-based payment arrangements, net	$(1)	$—	$(1)	$—

Free cash usage	$(299)	$(118)	$(388)	$(48)